 EXHIBIT 10.43

PROGRESS SOFTWARE MASTER SERVICES AGREEMENT

This Master Services Agreement (“MSA” or “Agreement”) is entered into as of December 6, 2013 (“Effective Date”) by and between Progress Software Corporation, a Massachusetts Corporation with its principal place of business at 14 Oak Park Drive, Bedford, MA 01730 (“Progress” or “Client”) and Touchpoint Metrics, Inc. dba MCorp Consulting, a California Corporation organized under the laws of the State of  California having its principal place of business at  201 Spear Street, Suite 1100 San Francisco, CA 94105 (“Supplier” or “Company”).

1.	Engagement and Statements of Work.

1.1.
Progress engages Supplier to perform services such as customer experience measurement and brand management strategy consulting services, which may include the provision of certain deliverables (collectively, the “Services”) and which are further described in Progress Purchase Order (“PO”) and/or Statement of Work (“SOW”), generally in the form attached hereto as Schedule A, to be executed during the Term of this Agreement by an authorized representative from each party.

1.2.
Each PO and/or SOW issued pursuant to this Agreement shall be deemed incorporated into and governed by the terms of this MSA, and the Supplier’s provision of Services shall be governed by this MSA.  Where the terms of a PO and/or SOW conflict with the terms of this MSA, the terms of the MSA shall prevail, except to the extent that the PO and/or SOW expressly states that the MSA is to be overridden or modified.  No Progress financial obligation will arise without issuance of a PO and/or SOW.

1.3.
Progress may at any time, in writing, make reasonable changes in the work described in a PO and/or SOW.  If any changes cause an increase or decrease in the cost of, or the time required for the performance of, any work under a PO and/or SOW, an equitable adjustment shall be made in Supplier’s fee or delivery schedule, or both.  Any Supplier claim for an adjustment must be asserted within ten (10) days of Supplier’s receipt of the change notification, and must be approved in a written amendment (“Change Order”).  Estimates of cost, time, and/or other items that may be included within a PO and/or SOW shall not be exceeded unless authorized in advance and in writing by Progress.  The terms and conditions of this Agreement shall prevail over any additional or conflicting terms or conditions of Supplier contained in any "shrink-wrap" or "click-through" agreements, used in connection with any of Supplier’s applications or otherwise made available to Progress in connection with the applications, and Progress and its employees and agents shall not be bound by any such terms and conditions.

1.4.
Any Progress “Affiliate” may issue a PO and/or SOW under this MSA.  An “Affiliate” with respect to either party shall mean any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party.  The term “Progress” as used in this Agreement shall be deemed to include an Affiliate as applicable. For the purposes of any PO and/or SOW issued by a Progress Affiliate hereunder, shall be deemed to include only the Progress Affiliate issuing such PO and/or SOW.  The parties expressly agree that PROGRESS SHALL HAVE NO LIABILITY NOR SHALL PROGRESS INCUR ANY OBLIGATION OR BE RESPONSIBLE FOR THE FAILURE OF ANY PROGRESS AFFILIATE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY PO AND/OR SOW PLACED HEREUNDER.

2.
Term. The term of this Agreement (“Term”) shall begin on the Effective Date and end on the first (1st) anniversary immediately following the Effective Date (“Expiration Date”), unless sooner terminated as provided below.  If signed after the Effective Date, the MSA shall be deemed retroactive to the Effective Date.  Within thirty (30) days prior to the Expiration Date or upon termination of this Agreement, Progress shall have the right to extend this Agreement for a period of time specified by Progress, but not to exceed six (6) months, (the "Transition Period") by providing written notice of such postponement to Supplier upon, prior to or promptly after such expiration or termination.  If Progress so elects to postpone the expiration or termination of this Agreement, Supplier shall cooperate with Progress in effecting the orderly transfer of Progress Data (as hereinafter defined) to Progress or a third party designated by Progress, and continue to perform those Services requested by Progress in writing in accordance with the terms and conditions set forth herein.

This Section shall survive the expiration or termination of this Agreement.

3.	Supplier’s Personnel.

3.1.
All persons providing Services under this Agreement are collectively referred to herein as “Supplier’s Personnel”.  If requested by Progress, Supplier shall provide the names of all Supplier’s Personnel, indicating the relationship between Supplier and any person who is not Supplier’s full-time employee.    Progress shall have the right to approve each such Supplier’s Personnel before assignment to any effort to be undertaken by Supplier, the granting of access to any Progress facility and the disclosure of any Progress information.

3.2.	Supplier shall, before engaging in work and after securing written authorization from all Supplier’s Personnel, screen against the following lists:

·	United States (“U.S.”) Department of Commerce (“DOC”) Denied Persons List:

http://www.bis.doc.gov/dpl/thedeniallist.asp;

·	US Dept. of Commerce Entity List:

http://www.access.gpo.gov/bis/ear/txt/744spir.txt;

·	U.S. Department of Treasury Specially Designated Nationals and Blocked Persons List:

http://www.treas.gov/ofac/t11sdn.pdf

·	U.S. Department of State (“DOS”) Debarment List:

http://www.pmddtc.state.gov/debar059.htm.

No person or entity on any of these lists may provide any Services to Progress.

3.3.
In no event will Supplier, or any Supplier’s Personnel, be considered an employee, subcontractor or agent of Progress.  The performance of Services by Supplier and receipt of payments shall have no effect on any payments or benefits that any of Supplier’s Personnel is now or may later become entitled to as a result of past employment by Progress.  For the avoidance of doubt, neither Supplier nor any of Supplier’s Personnel are entitled to any medical or dental coverage or life or disability insurance from Progress, or entitled to participate in Progress profit sharing, pension or thrift plan, or any other benefits afforded to any of Progress’s employees.  Supplier shall be responsible for the supervision, direction and control of Supplier’s Personnel as well as the payment of compensation (including withholding of taxes and social security), contribution to workers' compensation and unemployment compensation, overtime, disability benefits, and any other legally-required benefits or compensation or discretionary benefits or compensation.  Supplier shall pay Supplier’s Personnel on a W-2 basis.  Supplier acknowledges that all Supplier’s Personnel hired after November 6, 1986, are subject to the U.S. Immigration and Naturalization Service’s “I-9 Process” and represents that it complies with the Immigration Reform and Control Act of 1986, the Immigration Reform Act of 1990 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as the same shall be amended from time to time.

3.4.
Whenever present on Progress premises, Supplier shall comply and shall cause Supplier’s Personnel to comply with all applicable Progress on-site policies and procedures and all reasonable instructions or directions issued by Progress.  If Supplier’s Personnel are given access to any Progress computers, computer systems and networks (collectively, “Networks”), Supplier shall cause Supplier’s Personnel to comply with Progress’ policies relating to such network access.

3.5.
Supplier and Supplier’s Personnel shall treat all passwords, Progress Networks, access information and information concerning Progress’s security systems (physical, electronic and otherwise) as Confidential Information (as hereinafter defined) in accordance with the Confidentiality Section of this Agreement (excluding the exceptions noted in that Section).

3.6.
Supplier shall promptly remove any individual whom Progress, in its sole but good faith opinion and in accordance with applicable law, considers to be unqualified to perform the Services as required, disruptive to the progress of work being performed, detrimental to any Progress’s operations, violates any Progress policy or fails to meet any of Progress’s standards for physical or other access to Progress Property or any Progress Networks.  In any such case, Supplier shall promptly replace that individual with a person who meets the requirements of this Agreement and is approved by Progress.

3.7.
Supplier shall use reasonable efforts to maintain the continuity of Supplier’s Personnel rendering Services under a particular PO or SOW and to refrain from reassigning such Supplier’s Personnel to other projects for periods of time during which such Supplier’s Personnel are scheduled to render Services to Progress, unless otherwise agreed to in writing by both parties.  If any Supplier’s Personnel terminate their employment with Supplier or otherwise become unavailable to provide the Services beyond Supplier's reasonable control, Supplier may provide the Services through other Supplier’s Personnel with comparable training and experience, provided that:

3.7.1.	Supplier promptly shall notify Progress of the termination or unavailability of such Supplier’s Personnel;

3.7.2.	Supplier shall provide Progress with the resumes of any proposed replacement Supplier’s Personnel before they are assigned to perform any Services;

3.7.3.
Progress shall have the right to approve any replacement Supplier’s Personnel proposed by Supplier for assignment to perform any Services, provided that such approval shall not be unreasonably withheld or delayed; and

3.7.4.	if no suitable replacement is agreed to by the parties, Progress may terminate the PO or SOW without liability to Supplier.

3.8.
All Supplier’s Personnel who will have access to Progress Property (as hereinafter defined), Progress Networks, Progress premises or any Progress Confidential Information are subject to Progress’s normal background investigation procedures prior to such access being given and Progress may deny such access based on the results of such background investigation.  Supplier shall inform Supplier’s Personnel of such background investigations and obtain all required consents and disclosures from Supplier’s Personnel.

3.9.
Any immunity or exclusivity of any labor, workers' compensation, or similar statute applicable to Supplier will not in any way limit or preclude Supplier's obligation to provide indemnification hereunder.  The foregoing indemnity will not be limited in any manner whatsoever by any required or other insurance coverage maintained by Supplier.

3.10.	This Section will survive the expiration or termination of this Agreement.

4.	Compensation and Payment Terms.

4.1.	Unless expressly modified in a PO or SOW:

4.1.1.
Supplier shall be paid on a time and materials basis  as provided in any applicable PO or SOW with expenses reimbursed in accordance with the Progress’s Travel and Expense Policy attached hereto as Schedule E.  The foregoing will be the entire compensation to be paid to Supplier and will be in full discharge of any and all liability in contract or otherwise with respect to all Services rendered by the Supplier and Supplier’s Personnel.

4.1.2.	All fees will be paid in U.S. Dollars and delivered to Supplier’s address as specified on the Fee Schedule, PO and/or SOW.

4.1.3.	Progress shall not reimburse Supplier for administrative or account management fees, or incidental expenses such as copying, faxes, postage, etc.

4.2.
Progress shall be responsible only for sovereign, state and local sales, use, excise, and value added tax that is not recoverable by Progress and any other taxes, fees, and/or duties applicable to the goods and/or Services purchased under the PO and/or SOW.  Any taxes for which Progress is responsible must be listed as separate line items on Supplier’s invoice.  If Supplier is obligated by law to charge any value added and/or similar tax to Progress, Supplier shall ensure that if such value-added and/or similar tax is applicable, that it is invoiced to Progress in accordance with applicable rules so as to allow Progress to reclaim such value-added and/or similar tax from the appropriate government authority.  Neither party is responsible for taxes on the other party’s income or the income of the other party’s personnel or subcontractors.  If Progress is required by government regulation to withhold taxes for which Supplier is responsible, Progress will deduct such withholding tax from payment to Supplier and provide to Supplier a valid tax receipt in Supplier’s name.  If Supplier is exempt from such withholding taxes as a result of a tax treaty or other regime, Supplier shall provide to Progress a valid tax treaty residency certificate or other tax exemption certificate at a minimum of thirty (30) days prior to payment being due.

4.3.
Supplier shall comply with and pay all contributions, taxes, assessments, charges and premiums payable under federal, state and local laws measured upon the payroll of Supplier’s Personnel engaged in Services hereunder, and all sales, use, excise, transportation, privilege, occupational, consumer and other taxes not required by law to be collected from Progress and all assessments and charges for unemployment compensation, old age pensions or benefits, annuities or other charges imposed by federal or state law or regulation, and shall hold Progress harmless from liability for any such contributions, taxes, premiums, charges or assessments.

4.4.
 Within thirty (30) days of the date of termination of this Agreement as provided herein, Supplier will invoice and be paid for all outstanding fees based on actual time incurred and Suppliers standard billing rates, if not detailed otherwise in the SOW governing the services provided, as well as all authorized out-of-pocket costs, as follows:

Labor Category	Hourly Rate ($)
Admin/Support Staff	$110
Analyst	$225
Consultant	$375
Project leader	$475
Partner/Engagement Leader	$650

4.5.

4.6.
When any applicable governmental law, rule or regulation makes any payment prohibited or improper or requires the payment of a reduced fee, the portion of the fee so affected shall not be paid or if paid shall be refunded to Progress.

4.7.
Progress shall be entitled at all times to set off any amount owing at any time from Supplier to Progress or its Affiliates in connection with this or any other agreement between Supplier and Progress or its Affiliates.

4.8.	This Section will survive the expiration or termination of this Agreement.

5.	Confidentiality.

5.1.
Supplier and all Supplier’s Personnel shall maintain in confidence, safeguard and shall not disclose (except to those Supplier’s Personnel, attorneys, consultants, authorized subcontractors and other advisors of Supplier who need to know such information in connection with Supplier’s performance of its obligations or exercise of its rights under this Agreement, and who are bound by written confidentiality and limited use obligations at least as stringent as those contained herein), copy or use for purposes other than the performance of this Agreement, any and all Confidential Information.  “Confidential Information” means:  information that is or has been disclosed to Supplier by Progress or its Affiliates (defined in Section 1.4):  (i) in writing or by email or other tangible electronic storage medium and is clearly marked "Confidential" or "Proprietary"; or (ii) orally or visually, and then followed within thirty (30) working days thereafter with a summary or disclosure complying with the requirements of clause (i) above.  Notwithstanding the foregoing, Confidential Information also includes, without limitation: (a) commercially valuable information of Progress and its Affiliates and their successors and assigns, the design and development of which required considerable amounts of time and money; (b) any computer software product and related information (collectively “Software Product”) developed by Progress and its Affiliates and/or their successors and assigns; and (c)  any Progress Property (as defined in Section 6.2.1).

5.2.
If, in the provision of the Services, Supplier may have access to any Personal Information (as defined below), then (a) such Personal Information shall also be included within the definition of Confidential Information,  For the purposes of this Agreement, the term “Personal Information” shall mean an individual person’s (y) first and last name, or first initial and last name, combined with (z) certain financial information, a social security number, a driver’s license number and/or a state-issued identification number.

5.3.
Supplier recognizes and acknowledges the confidential and proprietary nature of any Confidential Information and acknowledges the irreparable harm that could result to Progress if it is disclosed to a third party or used for unauthorized purposes without Progress’s prior written consent.  Therefore, Supplier agrees, except as required by law:

5.3.1.
to protect the confidentiality of Progress’s Confidential Information (including any notes, summaries, reports, analyses or other material derived by Supplier or Supplier’s Personnel in whole or in part from the Confidential Information in whatever form maintained (collectively, “Notes”));

5.3.2.	to use the Confidential Information and/or Notes only for the purposes of conducting business with Progress in a manner contemplated by this Agreement; and

5.3.3.
to use the same degree of care as with its own confidential information, which shall be at least a reasonable standard of care, to prevent disclosure of the Confidential Information and/or Notes, except to Supplier’s Personnel to the extent necessary to permit them to perform the Services as set forth in this Agreement.

5.4.
Supplier further agrees that prior to disclosing any Confidential Information to Supplier’s Personnel as set forth above, Supplier will advise such Supplier’s Personnel of the confidential and proprietary nature of the Confidential Information and Notes.

5.5.
Supplier shall notify Progress in writing of any unauthorized, negligent or inadvertent use or disclosure of or access to Confidential Information promptly following Supplier's discovery of such use, disclosure or access to the Confidential Information and shall promptly take measures to minimize the effect of such inadvertent use, disclosure or access and prevent its recurrence.  Supplier acknowledges that money damages would not be a sufficient remedy for any breach of this Section.  Accordingly, in the event of any such breach, in addition to any other remedies at law or in equity that Progress may have, it shall be entitled to equitable relief, including injunctive relief or specific performance or both.

5.6.
Nothing herein shall prevent Supplier from disclosing any Confidential Information as necessary pursuant to the lawful requirement of any governmental agency or by any subpoena, summons, order or other judicial process, provided that immediately on receipt of any order compelling such disclosure, Supplier has notified Progress in writing of such requirement to disclose and has cooperated with Progress’s reasonable, lawful efforts to resist, limit or delay disclosure.  Disclosure of any Confidential Information pursuant to any such order or requirement shall not be deemed to render it non-confidential and Supplier’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.

5.7.
Obligations in this Section shall, with respect to each disclosure of Confidential Information hereunder, continue for three (3) years from the date of each disclosure of Confidential Information.  Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and trade secrets shall be maintained as such until they fall into the public domain.

5.8.
Upon completion or termination of this Agreement or upon request of Progress, Supplier shall promptly:  (i) return all Confidential Information disclosed to it; and (ii) destroy (with such destruction certified in writing by Supplier) all Notes, without retaining any copy thereof.  No such termination of the Agreement or return or destruction of the Confidential Information and/or Notes will affect the confidentiality obligations of Supplier or Supplier’s Personnel all of which will continue in effect as provided in this Agreement.

5.9.
Notwithstanding the foregoing, the parties agree that Supplier's obligations with respect to handling, disclosing, reproducing and using such Confidential Information are not applicable to any portion(s) of the Confidential Information which: (a) is or becomes generally available to the public other than as a result of disclosure by Supplier or Supplier’s Representatives; (b) was available on a non-confidential basis prior to its disclosure to Supplier and Supplier can verify such availability by written documentation; (c) is or becomes available to Supplier on a non-confidential basis from a source other than the Progress when such source is not, to the best of the Supplier’s  knowledge, subject to a confidentiality obligation with the Progress, or (d) was independently developed by Supplier or Supplier’s Personnel, without reference to the Confidential Information, and Supplier can verify the development of such information by written documentation.

5.10.
Knowledge or information of any kind disclosed to Progress shall be deemed to have been disclosed without financial or other obligation on the part of Progress to hold the same in confidence, and Progress shall have full right to use and disclose such information without any compensation beyond that specifically provided by this Agreement.

5.11.
In addition to the other confidentiality obligations under this Agreement, Supplier shall not make any announcement, take or release any photographs (except for its internal operation purposes for performing the Services) or release any information concerning this Agreement or any part thereof or with respect to its business relationship with Progress to any member of the public or press, any business entity or official body except as required by applicable law, rule, injunction or administrative order, unless prior written consent is obtained from Progress.

5.12.	This Section will survive the expiration or termination of this Agreement.

6.	Intellectual Property.

6.1.
For purposes of this Agreement, “Intellectual Property” means all intellectual property and proprietary rights including without limitation all rights of inventorship and authorship, inventions, patents, patent applications, and know-how for any product, process, method, machine, manufacture, design, composition of matter, or any new or useful improvement thereof, as well as copyrights, trademark, trade dress and service mark rights and all rights in trade secrets, computer software, data and databases, and mask works.

6.2.	Progress Property.

6.2.1.
“Progress Property” means:  (1) Intellectual Property incorporated into the Services or any deliverables under this Agreement; (2) Intellectual Property conceived, produced or developed by Supplier, whether directly or indirectly or alone or jointly with others, in connection with or pursuant to Supplier’s performance of this Agreement; and (3) creations and inventions that are otherwise made by Supplier through the use of Progress’s or its Affiliates’ equipment, funds, supplies, facilities, materials and/or Confidential Information; provided, however, that any techniques, technology or tools independently developed by Supplier and not developed for or paid for by Progress shall not be the Intellectual Property of Progress.

6.2.2.
Supplier acknowledges that Progress claims and reserves all rights and benefits afforded under federal and international intellectual property laws in all Intellectual Property and Confidential Information furnished by Progress to Supplier hereunder and that Supplier is granted only a limited right of use of such Intellectual Property and Confidential Information as set forth in this Agreement.

6.2.3.	Assignment and Recordation of Progress Property. Supplier agrees that:

6.2.3.1.
All copyrightable Intellectual Property, which are created by Supplier pursuant to this Agreement, shall be deemed "Works Made for Hire", as that phrase is defined in Section 101 of the United States Copyright Act, 17 U.S.C. § 101, and used in 17 U.S.C. § 201, on behalf of Progress, and Progress shall own all right, title and interest, including the worldwide copyright, in and to such materials;

6.2.3.2.
Supplier hereby assigns and agrees to assign to Progress all of its respective rights, title, and interest in Progress Property, including all rights of inventorship and authorship, all patents and patent applications, all copyrights, all trademark and service mark rights, all rights in trade secret and proprietary information, all rights of attribution and integrity and other moral rights and all other intellectual property rights of any type (collectively referred to herein as “IP Rights”);

6.2.3.3.
Supplier and Supplier's successors in interest will, at Progress's request and without further consideration, communicate to Progress any facts known to them respecting Progress Property, and testify in any legal proceedings, make all rightful oaths, sign all lawful papers and other instruments and generally do everything possible for title to the IP Rights in the Progress Property to be clearly and exclusively held by Progress; and

6.2.3.4.
Supplier agrees that it will not apply for any state, federal or other U.S. or foreign jurisdiction's registration of rights in any of the Progress Property and that it will not oppose or object in any way to applications for registration of same by Progress or others designated by Progress.

6.3.
Supplier’s Property.  If Supplier intends to exclude any Intellectual Property from the assignment in Section 6.2.3 above, it must list such Intellectual Property on Schedule G hereto, Supplier’s Reserved Intellectual Property, and obtain a Progress representative’s signature on Schedule G before incorporating Supplier’s Intellectual Property into the Services and/or any deliverables under this Agreement.  Supplier will own approved “Supplier’s Reserved Intellectual Property” reflected on a properly executed Schedule G.  However, Supplier grants Progress a fully-paid, perpetual, irrevocable, world-wide, non-exclusive license to: (a) prepare derivative works from Supplier’s Reserved Intellectual Property (using either Progress's own employees or independent contractors), (b) reproduce Supplier’s Reserved Intellectual Property and derivative works therefrom; and (c) make, use, distribute, perform, display and transmit Supplier’s Reserved Intellectual Property and derivative works and reproductions thereof, and to sublicense the rights granted to Progress in this paragraph.

6.4.
Third Party Intellectual Property.  Supplier shall not, without Progress’s written authorization, disclose or use, in Supplier’s work with Progress, any secret or confidential information of others, nor incorporate into the Services and/or any deliverables to Progress under this Agreement:  (a) any software, applications, or components or other materials subject to Intellectual Property rights owned by any party (including Supplier) other than Progress (“Third Party Intellectual Property”); or (b) any software, applications, or components or other materials, which are functionally dependent upon Progress’s use of Third Party Intellectual Property.  If Progress provides such written authorization, Supplier shall, in the absence of written agreement to the contrary, provide, at no expense to Progress, all licenses to such Third Party Intellectual Property and which Progress does not already have and which are reasonably necessary for Progress to lawfully make all uses of the Services and/or any deliverables contemplated in this Agreement

6.5.	This Section will survive the expiration or termination of this Agreement.

7.
Physical Property.  Unless otherwise agreed in writing, all tools, equipment or material furnished to Supplier or specially paid for by Progress, including but not limited to Software Product (defined in Section 5.1) and any related items, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain Progress’s personal property.  Supplier shall plainly mark such property as Progress’s property and it shall safely store such property separate and apart from Supplier's property.  Supplier shall not substitute any Progress property without Progress’s written approval.  Such property, while in Supplier's custody or control, shall be held at Supplier's risk, shall be kept insured by Supplier at Supplier's expense in an amount equal to the replacement cost with loss payable to Progress and shall be subject to removal at Progress's written request, in which event Supplier shall prepare such property for shipment and shall redeliver to Progress in the same condition as originally received by Supplier, reasonable wear and tear excepted, all at Supplier's expense.

8.	Inspections, Testing and Acceptance.

8.1.
All Services and/or any deliverables shall be subject to inspection and test by Progress and any of its customers at all times and places.  Supplier must follow coding and testing standards and must pass quality assurance standards provided by Progress.

8.2.
If during any inspection, Progress determines that a nonconformity in the Services exists, and provided that the failure can be cured, Progress shall notify Supplier of the nature and extent of the nonconformity.  Failure to provide the Services on time shall be considered a nonconformity.  Supplier agrees to cure the nonconformity as promptly as possible, but in any event within five (5) business days of Supplier’s receipt of Progress’s notice of such nonconformity.  Progress shall have seven (7) business days from the date Supplier re-performs the Services to determine whether the nonconformity has been corrected, and Progress may, but shall not be obligated to, verify the absence or existence of any additional or resulting nonconformities.  If Progress determines that the nonconformity has not been corrected or that a nonconformity exists and cannot be cured, Progress may, at its option, terminate the applicable PO and/or SOW, and Supplier shall return to Progress all amounts previously paid by Progress for the Services provided pursuant to such PO and/or SOW.  For the avoidance of doubt, in the event Progress terminates a PO and/or SOW due to one or more nonconformities in the Services, Progress shall have no liability to Supplier for any fees associated with Progress’s use of the Services under the applicable PO and/or SOW, including any payments for the Services due after the date of Progress’s notice of termination.

8.3.
Acceptance or rejection of the Services and/or any deliverables shall be made as promptly as practical after delivery, but failure to inspect and accept or reject the Services and/or deliverables or failure to detect defects by inspection, shall neither relieve Supplier from responsibility for all requirements relating to such Services and/or deliverables nor impose liabilities on Progress for its failure to identify such defects.  Progress shall not be deemed to have accepted any Service unless and until Progress provides Supplier with written notice of its acceptance.  No other method of acceptance, including those specified in Article 2 of the Uniform Commercial Code, shall apply to the acceptance of any Service hereunder.  Payment for Services or payment of any fees associated with any Service shall not constitute acceptance of the same and shall be without prejudice to any and all claims of Progress against Supplier.

8.4.	Acceptance of the Services having nonconformities (material or otherwise) shall not relieve Supplier of the obligation to cure such nonconformities in accordance with the terms of this Agreement.

8.5.
If any of the Services and/or any deliverables under this Agreement, are found at any time prior to delivery to be defective, or otherwise not in conformity with the requirements of this Agreement, including any applicable specifications, Progress, in addition to such other rights, remedies and choices as it may have by agreement and/or by law, at its option and sole discretion, and at Supplier’s expense may:  (a) reject and return such deliverables; (b) require Supplier to re-perform/replace the non-conforming Services and/or deliverables with Services and/or deliverables that conform to the requirements of this Agreement; and/or (c) take such actions as may be required to cure all defects and/or bring the Services and/or deliverables into conformity with all requirements.

9.	Warranties.

9.1.	Supplier warrants that:

9.1.1.	Supplier is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction;

9.1.2.
Supplier is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby and the performance of its obligations under this Agreement shall not conflict with any obligation Supplier may have to any third party;

9.1.3.	the Services will be in accordance with the PO and/or SOW at all times during the Term;

9.1.4.	Supplier has sufficient rights in its applications and equipment to perform the Services;

9.1.5.	Supplier’s applications and equipment shall be free from all liens and encumbrances;

9.1.6.	This section left blank intentionally

9.2.	Supplier further warrants:

9.2.1.	Services and/or any deliverables will be in strict accordance with the specifications, designs and other requirements (including performance specifications) approved or adopted in any PO and/or SOW;

9.2.2.	Services will be performed in a competent and professional manner in accordance with the highest standards and best practices of Supplier’s industry;

9.2.3.
All Services and/or deliverables sold will be free of any claims of any nature and by any third person, including but not limited to claims of Intellectual Property infringement and/or misappropriation or a contractual right of any third party and Supplier will convey clear title to Progress; and

9.2.4.	Supplier has obtained, or will timely obtain, any and all permits, licenses and third party consents to provide the Services.

9.3.
The warranties set forth in this Section are in addition to any warranty otherwise offered by the Supplier or its suppliers (all of which shall pass through to Progress) or implied by law.  All warranties shall survive any inspection, acceptance or delivery of or payment for the Services and shall inure to the benefit of Progress, its Affiliates and their respective successors and assigns.  Notwithstanding the pass-through of Supplier's warranties relating to their third party suppliers, Progress shall not be required to seek a remedy against any of Supplier's third party suppliers and such warranties are in addition to, and not in lieu of, Supplier's warranties as to the Services, including without limitation all of Suppliers' software from third party suppliers.

9.4.
The warranties in this Section shall apply for a period of twenty—four (24) months from the date Supplier completes its engagement.  If any of the Services and/or deliverables under this Agreement are found to be defective during the warranty period, then in addition to other rights, remedies and choices it may have under this Agreement or at law or equity, Progress, at its option and sole discretion, and at Supplier’s expense may:  (a) reject and return such deliverables; (b) require Supplier to re-perform/replace the non-conforming Services and/or deliverables with Services and/or deliverables that conform to the requirements of this Agreement; and/or (c) take such actions as may be required to cure all defects and/or bring the Services and/or deliverables into conformity with all requirements.  Any attempt by Supplier to limit, disclaim or restrict any such warranties or any remedies of Progress, by acknowledgment or otherwise, in accepting or performing this Agreement, shall be null, void and ineffective without Progress's written consent.

10.	Indemnities.

10.1.
General.  Supplier shall take all necessary precautions to prevent the occurrence of any injury to persons, property or the environment during the progress of work and ensure that Supplier’s Personnel neither pose a threat to Progress’s safe work environment nor the integrity of its business operations.  Except to the extent that any injury or damage is due solely and directly to Progress, Supplier shall release, defend, hold harmless and indemnify Progress, its directors, officers, employees, agents, representatives, successors and assigns (collectively, “Progress Indemnitees”) from and against any and all suits, actions or proceedings, at law or in equity, and from any and all claims, demands, losses, judgments, damages, costs (including reasonable attorneys’ fees), fines, penalties, expenses or liabilities, including without limitation claims for personal injury or property, resulting from or in any way connected with any act or omission of Supplier’s Personnel, Supplier, its agents, employees or subcontractors, whether acting in the course of their employment or otherwise, in connection with, but not limited to, all of the representations, warranties or covenants contained in this Agreement.  In addition, Supplier shall indemnify, defend and hold Progress harmless from and against any claims, costs or expenses, including, but not limited to, reasonable attorneys' fees, arising out of or in connection with any employment claims, i.e., workers compensation, harassment or discrimination claims, or breaches of Sections 5, 17 or 18 hereto by Supplier or Supplier's Personnel.  Supplier agrees to include this clause in all related subcontracts.  Supplier further agrees to indemnify Progress for any attorneys’ fees or other costs Progress incurs in the event that Progress has to file a lawsuit to enforce any indemnity or additional insured provisions of this Agreement.

10.2.
Intellectual Property.  Supplier shall indemnify, defend and hold Progress harmless from any suit or proceeding brought against Progress or its customers based on any claim that any Services, and/or any deliverables furnished under this Agreement, as well as any device or process necessarily resulting from the use thereof, constitutes an infringement of any patent, copyright or other Intellectual Property right.  If notified promptly in writing and given authority, information and assistance, at Supplier's expense, for the defence of same, Supplier shall pay all damages, costs and expenses incurred or awarded therein, including, but not limited to, reasonable attorneys’ fees.  If use of any Service and/or any deliverable is enjoined, Supplier shall, at its own expense and in the following order, subject to commercial practicality, either:  a) procure for Progress the right to continue using such Service and/or deliverable; b) replace same with a non-infringing equivalent; or c) remove such process or deliverable or halt such Service and refund the purchase price and, if applicable, the transportation and installation costs thereof.  If Supplier cannot remedy the situation within a reasonable period of time, then at Progress’s election and request, Supplier shall reimburse Progress for all charges paid pursuant to the PO and/or SOW pertaining to such Services or reimburse Progress for the full cost to replace the infringing Services or obtain replacement services.  Notwithstanding any such reimbursement, replacement or modification, Supplier's obligations to defend and indemnify Progress shall not be diminished or eliminated.

10.3.
In the event of a claim by a third party for which Progress or a Progress Indemnitee seeks indemnification hereunder, Progress or its legal representative shall promptly notify Supplier in writing of any such claim and forward all related documents to Supplier.  Supplier shall then defend the case at its own expense, however the Progress Indemnitees reserve the right to be represented by counsel (at the expense of such Progress Indemnitees) at any proceeding or settlement discussions related thereto. Supplier shall have sole control of the defence of any such claim, provided that:

10.3.1.	Progress Indemnitees and their counsel shall have the right at their expense to participate in the defence of the claim;

10.3.2.
Supplier shall not agree to any settlement that imposes restrictions on any Progress Indemnitee or requires any action by any Progress Indemnitee without Supplier first obtaining such Progress Indemnitee's written consent; and

10.3.3.
if Supplier fails or elects not to either defend or settle any such claim, the Progress Indemnitees may defend and/or settle such claim and Supplier shall pay to such Progress Indemnitees any and all damages and expenses (including attorney's fees) incurred and/or amounts paid in settlement by such Progress Indemnitees with respect to such claim.

10.4.	The foregoing indemnities will not be limited in any manner whatsoever by any required or other insurance coverage maintained by Supplier.

10.5.	This Section will survive the expiration or termination of this Agreement.

11.	Compliance with Laws. Supplier represents, warrants and certifies that:

11.1.
It will comply with all applicable laws, including, but not limited to, any national, international, federal, state, provincial or local law, treaty, convention, protocol, common law, regulation directive or ordinance and all lawful orders, including judicial orders, rules and regulations issued thereunder, including without limitation those dealing with the environment, health and safety, records retention, international communications, and/or the exportation of technical or personal data;

11.2.
No Services and/or deliverables supplied under this Agreement have been or will be produced utilizing forced, indentured or convict labor or utilizing the labor of persons in violation of the minimum working age law in the country of manufacture or in any country in which the Services are provided or in violation of minimum wage, hour of service or overtime laws in the country of manufacture or any country in which Services are provided.  If any such labor is determined by Progress to have been used, Progress shall have the right to immediately terminate the Agreement without further compensation to Supplier;

11.3.
Supplier shall comply with any provisions, representations or agreements or contractual clauses required to be included or incorporated by reference or operation of law in the Agreement resulting from:  (i) Equal Opportunity (Executive Order 11246 as amended by Executive Orders 113575 and 10286 and applicable regulations promulgated pursuant thereto); (ii) Employment of Veterans (Executive Order 11701 and applicable regulations promulgated pursuant thereto); (iii) Employment of the Handicapped (Executive Order 11758 as amended by Executive Order 11867 and applicable regulations promulgated pursuant thereto); (iv) Employment Discrimination Because of Age (Executive Order 11141 and applicable regulations promulgated pursuant thereto); and (v) Utilization of Disadvantaged and Business Enterprises (Executive Order 11625, Public Law 95-507 and applicable regulations promulgated pursuant thereto);

11.4.	Supplier certifies that it is in compliance with the requirements for non-segregated facilities set forth in 41 C.F.R. Chapter 60-1.8;

11.5.
Supplier shall comply with all laws dealing with improper or illegal payments, gifts and gratuities, and Supplier agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Agreement;

11.6.
Supplier agrees that if the Services it provides will have a material impact on Progress's ability to report financial information in an accurate and timely manner, that Supplier will certify and ensure that it is in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and that Supplier will supply to Progress, in a manner specified by Progress, documents attesting that Supplier has in place controls that are effective and have been tested by a third party, such as an outside auditor, that monitor and ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

11.7.
Supplier further agrees to provide at Progress’s request certificates relating to any applicable legal requirements or to update any and all of the certifications, representations and warranties under this Agreement, in form and substance satisfactory to Progress.

12.	Liability.

12.1.
Neither Supplier nor Progress shall be liable to the other party for any indirect, incidental, special or consequential damages (including, without limitation, any damages arising from loss of use or lost business, revenue, profits, data or goodwill) arising in connection with this Agreement, whether in an action in contract, tort, strict liability or negligence, or other actions, even if advised of the possibility of such damages, except as provided under the terms of this Agreement.  Neither Supplier's nor Progress’s liability to the other party for direct damages shall exceed the total amount paid or payable by Progress under this Agreement.  The foregoing exclusions of and limitations on liability shall not apply to:

12.1.1.	amounts payable in respect of indemnification claims;

12.1.2.	damages arising from or relating to:

12.1.2.1.	breaches of the Confidentiality Section of this Agreement,

12.1.2.2.	misappropriation of Progress Data, or

12.1.2.3.	a party's willful misconduct or gross negligence; or

12.1.3.	the cost of procurement of substitute goods or services in the event that Supplier fails to provide the Services specified in a particular PO and/or SOW.

12.2.	This Section will survive the expiration or termination of this Agreement

13.	Insurance.

13.1.
During the Term of this Agreement, Supplier, shall at its own cost, obtain and keep in force for the benefit of Supplier and Progress all insurance/and or bonds required by law and the following insurance to be issued by insurance carriers with a minimum rating in A.M. Best’s of A:VIII or better with minimum limits as set forth below:

13.1.1.	Worker’s Compensation and Employers Liability Insurance per statutory requirements;

13.1.2.	Employer’s Liability with coverage not less than $500,000 combined single limit per occurrence;

13.1.3.	Commercial General Liability with minimum limits for Bodily Injury and Property Damage on an occurrence basis of: $ 2,000,000 per occurrence; $ 4,000,000 aggregate;

13.1.4.	Business Automobile Liability Insurance covering all vehicles used in connection with the work and covering Bodily Injury and Property Damage with a minimum limit equal to: $ 1,000,000 per accident;

13.1.5.	Professional Errors and Omissions Insurance covering the activities of Supplier written on a “claims made” basis with a minimum limit equal to: $5,000,000 per occurrence; and

13.1.6.	This section left blank intentionally

13.2.	Additional Insurance Requirements.

13.2.1.
It is the intent of both parties to this Agreement that all insurance purchased by Supplier in compliance with this Agreement will be primary to any other insurance owned, secured, or in place by Progress, which insurance shall not be called upon by Supplier's insurer to contribute in any way.  Supplier shall secure endorsements to this effect from all insurers of such policies.

13.2.2.
At Progress’s request, Supplier shall furnish Progress with certificates of insurance and with copies of original endorsements effecting coverage required by this clause. The certificates and endorsements shall identify Progress as an additional insured and shall be signed by a person authorized by that insurer to bind coverage on its behalf.

13.2.3.	All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without sixty (60) days prior written notice to Progress.

13.2.4.
All insurance specified in this Section shall contain a waiver of subrogation in favor of the Progress, its Affiliates and their respective employees for all losses and damages covered by the insurance required by this Section.

13.3.
Any failure by Supplier to comply with this provision shall be deemed to be a material breach of this Agreement entitling Progress to terminate this Agreement and any pending PO and/or SOW without liability to Supplier as described in the Termination Section.

13.4.	This Section will survive the expiration or termination of this Agreement.

14.	Relationship of the Parties; Assignment and Subcontracting.

14.1.
This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or similar relationship between the parties.  Neither Supplier’s Personnel, Supplier nor its agents, subsidiaries, affiliates and employees are in any way the legal representatives or agents of Progress, and neither shall have any right or authority to assume or create any obligation of any kind expressed or implied in the name of or on behalf of Progress.

14.2.
This Agreement and any rights hereunder (except where expressly provided in a signed writing to the contrary) are non-exclusive and non-assignable.  Any assignment by one party without the prior written consent of the other party shall be void; provided that Progress may assign or transfer its rights and obligations under the Agreement to any Affiliate of Progress upon written notice to Supplier.  Supplier shall notify Progress in writing in advance of any proposed change in its ownership, control or management and shall not without the written consent of Progress delegate the performance of its obligations under this Agreement to any firm or person (other than a principal, officer or regular employee of Supplier).  Notwithstanding the above, upon written notification to the other party, either party may assign this Agreement to any entity which acquires all of (or substantially all of) the assets or voting stock of such entity.

14.3.	Supplier may not subcontract or delegate any Services without Progress’s prior written consent

15.	. Disputes.

15.1.
In the event of any dispute or disagreement between the parties hereto either with respect to this Agreement or the subject matter thereof, each party will appoint a representative whose task it will be to meet with the representative appointed by the other party for the purpose of resolving such dispute or disagreement.  No formal proceedings for the resolution of such dispute or disagreement may commence until either representative concludes in good faith that an amicable resolution through continued negotiations of the matter does not appear likely.  Pending resolution of any such dispute or disagreement by settlement or final judgment (including disputes not yet in litigation), this Agreement shall remain in full force and effect, and Supplier shall continue to perform its obligations under this Agreement.

15.2.
Notwithstanding the foregoing, either party may seek preliminary restraining orders, preliminary injunctions or other equitable relief from a court of competent jurisdiction prior to commencing or pending the completion of the procedure set forth herein.

15.3.	This Section will survive the expiration or termination of this Agreement.

16.	Governing Law and Venue.

16.1.
Each party’s rights and obligations under or in connection with this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, U.S.A. (excluding its conflict of laws rules).  The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

16.2.
The parties shall attempt amicably to resolve any controversy, dispute or difference arising out of this Agreement, failing which either party may initiate litigation only in the United States District Court for the District of Massachusetts or, if such court lacks subject matter jurisdiction, in the Superior Court of Massachusetts, Middlesex County.  The parties submit to personal jurisdiction in said courts and waive any defenses regarding venue or forum non conveniens.

16.3.	The parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17.
Conflict of Interest; Progress Policies.  Supplier represents and warrants that:  (a) it has no and will not create a conflict of interest which would prevent Supplier from acting in the best interests of Progress or perform any provision of this Agreement and that such a situation will not exist during the Term; (b) it will not or has not entered into any contract or agreement, or executed any document whatsoever, that will in any manner prevent it from:  (1) giving Progress the exclusive benefit of services under this Agreement; (2) disclosing and assigning ideas, inventions, computer software, trade secrets and other Intellectual Property as provided in Section 6 of this Agreement; or (3) performing any other provision of this Agreement;  and (c) it will not knowingly incorporate confidential information of any person or entity not a party to this Agreement into any Services or deliverables furnished to Progress without prior written notice to Progress.

18.	Expiration, Termination and Suspension.

18.1.	Expiration. This Agreement shall automatically expire on the Expiration Date set forth in Section 2 unless specifically renewed prior thereto by mutual written consent by the parties.

18.2.	Termination by Mutual Agreement. This Agreement and any PO and/or SOW hereunder may be terminated before the Term by mutual written consent by the parties.

18.3.
Termination for Convenience.  Progress may terminate all or any part of this Agreement and any PO and/or SOW hereunder at any time by written notice to Supplier specifying the extent of termination and the effective date of the termination.

18.4.
Termination for Insolvency.  If Supplier ceases to conduct its operations in the normal course of business, including any inability to meet its obligations as they mature, if any proceeding under the bankruptcy or insolvency laws is brought by or against Supplier, if a receiver is appointed or applied for, or if an assignment for the benefit of creditors is made by Supplier, Progress may terminate all or any part of this Agreement without liability, except for Services performed or deliverables delivered prior to termination or for deliverables covered by this Agreement then completed and later delivered in accordance with the terms of the Agreement.

18.5.
Termination for Default. Time is of the essence in this Agreement.  Except for delay, which is due to causes beyond the reasonable control and without the fault or negligence of Supplier and its suppliers (lasting not more than ten (10) business days), Progress may, by written notice of default, terminate the whole or any part of this Agreement in any one of the following circumstances if:

18.5.1.	Supplier fails to perform within the time specified herein or any written extension granted by Progress or fails to make progress as to endanger performance of this Agreement;

18.5.2.	Supplier breaches, violates or Progress finds to be untrue, any of the certifications, representations and warranties set forth in this Agreement, including Section 9; or

18.5.3.	Supplier fails to comply with any other terms and conditions of this Agreement.

Such termination shall become effective if Supplier does not cure such failure within a period of ten (10) days or such longer period as Progress may authorize in writing.  Upon termination, Supplier shall continue performance of this Agreement to the extent not terminated, and Progress may procure, upon such terms as it shall deem appropriate, Services and/or deliverables similar to those so terminated, and Supplier shall be liable to Progress for any excess costs for such Services and/or deliverables.  In lieu of termination for default, Progress, at its sole discretion, may elect to extend the delivery schedule and/or waive other deficiencies in Supplier's performance, in which case an equitable reduction in the amount of payments to be made under the Agreement shall be negotiated.  If Supplier for any reason anticipates difficulty complying with any required delivery dates hereunder, or in meeting any of the other requirements of this Agreement, Supplier shall promptly notify Progress in writing.  If Supplier does not comply with any schedule hereunder, Progress may require delivery by the fastest means available and charges resulting from any such premium transportation must be fully pre-paid and absorbed by Supplier.  The rights and remedies of Progress provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by contract, law or equity.

18.6.
Suspension. Progress may at any time, by written notice to Supplier, suspend performance of work hereunder, specifying the date of suspension and the estimated duration.  Upon receiving any such notice of suspension, Supplier shall promptly suspend performance of work hereunder to the extent specified, and during the period of such suspension, properly care for and protect all work in progress and materials, supplies and equipment related to the work.  Progress may at any time withdraw the suspension by written notice to Supplier specifying the effective date and scope of withdrawal, and Supplier shall resume diligent performance of the work for which the suspension is withdrawn on the specified effective date of withdrawal.

18.7.
Obligations Upon Expiration or Termination. Neither Progress nor Supplier shall be liable by reason of the termination, expiration or non-renewal of this Agreement to the other for compensation, reimbursement or damages on account of the loss of prospective or anticipated revenues or on account of expenditures, investments, leases or commitments in connection with the business or good will of Progress or Supplier or otherwise.  However, this limitation is not intended to limit the liability of either party for defaults under Section 18.5.  Upon expiration or after receipt of a notice of termination, Supplier shall immediately:

18.7.1.	stop work as directed in the notice;

18.7.2.	place no further subcontracts or POs for materials, services or facilities hereunder, except as necessary to complete the continued portion of this Agreement; and

18.7.3.	terminate all subcontracts to the extent they relate to work terminated.

After termination, Supplier shall deliver to Progress all completed work and work in process, including all designs, drawings, specifications and other documentation and material required or produced in connection with such work.  Progress shall reimburse Supplier for the cost of all work performed under this Agreement before the date of receipt of the notice of termination, less any costs Progress incurred as a result of the termination, or due to Supplier’s breach of any of its representations, warranties or covenants in this Agreement.

19.
Release of Claims. In consideration of the execution of this Agreement by Progress, Supplier hereby releases Progress from all claims, demands, contracts and liabilities, if any, as of the date of execution of this Agreement, except indebtedness, which may be owing upon a written contract signed by Progress.

20.
Waiver and Failure to Enforce. No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party.  Progress’s failure to enforce at any time or for any period of time any provision hereof shall not be construed to be a waiver of such provision or of the right to Progress thereafter to enforce each and every such provision.

21.
Notices. Notices and other communications between the parties shall be in English and shall be deemed to be validly given if transmitted in writing, by registered mail, overnight courier or personal delivery, in all cases signature required, to the other party at the address and to the contact set forth below.  Either party may change its address by giving notice to the other party as provided for herein.

Progress		Supplier
Name:	Nina Viswanathan	Name:	Lisa Hamilton
Address:	14 Oak Park Drive, Bedford, MA 01730	Address:	201 Spear Street, Suite 11000, San Francisco, CA 94105
Title:	Field Enablement Manager	Title:
Phone:	781.280.4462	Phone:	415.526.2290
Fax:		Fax:
Email:	nviswana@progress.com	Email:	lhamilton@mcorpconsulting.com

22.
Acceptance of Terms and Conditions. The parties agree to be bound by and to comply with all the terms and conditions of this Agreement, including any supplements thereto and other documents referred to in this Agreement.  This Agreement does not constitute an acceptance by Progress of any offer to sell, any quotation or any proposal.

23.	Execution and Modification.

23.1.
This Agreement and all documents incorporated herein by reference constitute the complete and final agreement concerning the subject matter hereof.  Any representations, terms or conditions not incorporated herein shall not be binding upon either party.  No course of prior dealings between parties, no course of performance and no usage of trade shall be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection.  The invalidity, in whole or in part, of any of the foregoing Sections of this Agreement shall not affect the remainder of such Sections or any other Section of this Agreement.

23.2.
The parties negotiated this Agreement in good faith.  Any ambiguities in the language of this Agreement are not to be construed or resolved against either party based on the fact that such party was principally responsible for drafting this Agreement.

23.3.
This Agreement wholly cancels, terminates and supersedes all previous negotiations, commitments and writings between the parties in connection therewith.  This Agreement shall not become effective or binding upon Progress until signed by an authorized representative of Progress at which time it will be deemed retroactively effective upon the Effective Date.

23.4.
No change, modification, extension, renewal, ratification, rescission, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of the provisions hereof; nor any representation, promise or condition relating to this Agreement shall be binding upon Progress unless made in writing and signed by an authorized representative of Progress.  Any modifications to or acknowledgments sent under this Agreement may be sent via postal service or by electronic means.  These electronic transmissions shall be deemed to satisfy any and all legal formalities requiring that agreements be in writing.  Neither party shall contest the validity or enforceability of any such electronic transmission under any applicable statute of frauds.  Computer maintained records when produced in hard copy form shall constitute business records and shall have the same validity as any other generally recognized business records.

24.
In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in full force.

25.
Neither party shall be responsible for failure to perform its obligations if such failure is as a result of a force majeure condition, including without limitation fire, flood, earthquake, storm, hurricane (or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service.  If a party asserts force majeure as an excuse for failure to perform its obligations, then the nonperforming party must prove that it took reasonable steps to minimize delay or damages caused by foreseeable events, that it substantially fulfilled all non-excused obligations, and that the other party was timely notified of the likelihood or actual occurrence of an event described above.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the date first written above.

PROGRESS SOFTWARE CORPORATION		TOUCHPOINT METRICS INC.
Signature:	DANIEL L. HECKMAN	Signature:	MICHAEL HINSHAW
Print Name:	Daniel L. Heckman	Print Name:	Michael Hinshaw
Title:	VP Field Enablement	Title:	President
Date:	1/8/14	Date:	1/8/2014

SCHEDULES

Schedule	Subject
A	Statement of Work or Purchase Order

E	Progress Travel and Expense Policy

G	Supplier’s Reserved Intellectual Property

SCHEDULE A

STATEMENT OF WORK OR PURCHASE ORDER

SCHEDULE E

PROGRESS TRAVEL AND EXPENSE POLICY

This policy covers all reimbursable travel and living expenses incurred by Supplier's personnel while such personnel are providing Services to Progress at Progress’ premises.  Full documentation (copies of all receipts) must be submitted to Progress for reimbursement.

AIRLINE TRAVEL:  Airline travel expenses are reimbursed based on actual cost incurred.  Supplier must choose the most economical rates and must fly in coach class.  Business class travel is only authorized for international flights of eight hours or more from the gateway city.  When applicable, discount fares should be employed.  However, Supplier should weigh the likelihood of changes in travel plans, resulting in penalties, against advance purchase discounts.

CHARTER AIRCRAFT:  Progress will not reimburse Supplier for the cost of a personally owned, corporate owned or a specifically chartered aircraft.  If personally owned, corporate owned or charter airplane is used, Progress will reimburse Supplier for the lowest comparable airfare.

LODGING:  Detailed breakdown of room charges must be submitted for reimbursement.  Entertainment charges, such as in-room movies, are considered personal expenses and will not be reimbursed.

MEALS:  Supplier will be reimbursed for reasonable meal expenses incurred while Supplier's personnel are providing Services to Progress at Progress’ premises where business travel is required.  Meal expenses reported should reflect actual cost incurred, including tax and tips.  Reimbursement for meal expenses will not include expenses associated with business entertainment or meal expenses involving Progress employees, and will be subject to the following daily limits:

Breakfast	Lunch	Dinner
$20	$30	$50

GROUND TRANSPORTATION:  Reasonable expenses for non-commuting ground transportation (taxi, bus, or train) are reimbursable.  Preferred mode of intra-city transportation is the lowest-cost method that meets business needs and that is practical and safe.

AUTOMOBILE RENTAL:  Supplier should rent automobiles only when other transportation is not feasible or where automobile rental is less expensive than other modes of transportation.  Intermediate-size or compact cars should be selected unless there is a business reason to rent a larger car (i.e. groups of four or more).  Progress will NOT reimburse for insurance on car rentals.

USE OF PERSONAL AUTOMOBILES:  When a Supplier’ automobile must be used for business travel, reimbursement will be computed using Progress’ current business mileage reimbursement rate times the actual business miles driven.  Normal commuting expenses, defined as less than 40 miles one way to a Progress site, are not reimbursable.  No reimbursement will be made for the cost of repairs or other costs associated with the vehicle such as fines, court costs, or towing charges.

MISCELLANEOUS TRAVEL EXPENSES:
Progress will reimburse Suppliers for the following items while traveling on Progress business:
Telephone calls:  Business calls and a reasonable number of calls home to family necessary due to business travel;
Tipping:  Below are examples of reasonable tipping guidelines:

o	Business Meals: 15%-20% of the pre-tax bill.

o	Courtesy Shuttle: $1-$2 per person or $4-$5 for a group.

o	Taxi: 15% of the total fare.

o	Porter/Doorman: $1-$2 for calling a taxi.

o	Valet Parking: $1-$2 for retrieving a car.

o	Bell Staff: $1-$2 per bag.

o	Room Service: 15% if gratuity or service charge is not already included.

o	Maid Service: $2-$3 per night.

o

NOTE: Tips should be included with the cost of the associated expense, where applicable.
Tolls and Parking:  Tolls and parking fees are reimbursed for travel using a personal or rental automobile.
Progress WILL NOT REIMBURSE items of a personal nature, such as:
Personal goods:  Cigarettes, bar bills, magazines, newspapers, toiletries, laundry/dry cleaning services etc.
Personal entertainment:  Theaters, movies (including in-room movies), sports events, etc.
Personal fees and dues to clubs: Airline membership clubs; out of town athletic club fees, personal credit card fees, etc.
Personal expenses incurred at home:  Expenses incurred as a result of business travel such as lawn care, snow removal, baby-sitting fees, pet boarding, etc.

SCHEDULE G

SUPPLIER’S RESERVED INTELLECTUAL PROPERTY

·	Touchpoint Mapping® On-Demand (including related documentation and methodologies)

·	Touchpoint Mapping® (and the related concepts as outlined in the copyrighted Touchpoint Metrics white paper of the same name)

·	Customer Touchpoint Mapping (or “CTM”) (and the related concepts as outlined in the copyrighted Touchpoint Metrics white paper of the same name)

·	Brand Gap Analysis (and the related concepts as outlined in the copyrighted sell sheet of the same name)

·	The Performance Dashboard (and the related concepts as outlined in the copyrighted MCorp. Touchpoint Performance Dashboard presentation of the same name)

·	Loyalty Mapping® (and the related concepts as outlined in the copyrighted sell sheet of the same name)

·	Customer Experience Mapping methodology, including Touchpoint Mapping, Brand Mapping, and Loyalty Mapping

·	Brand MappingSM, Touchpoint Mapping®, Touchpoint Metrics®, MCorp.® and Loyalty Mapping® are registered trademarks of Touchpoint Metrics, Inc., and all rights are reserved in perpetuity.

Approved by:

By:  DANIEL L. HECKMAN

Daniel L. Heckman
(Print or Type Name)

VP Field Enablemnet
(Print or Type Title)

________________________
Print or Type Date)